SUBSIDIARIES OF THE REGISTRANT

Exhibit 21.1

SUBSIDIARY	JURISDICTION OF INCORPORATION

S.A.R.L. Cynosure France	France

Cynosure Maroc SARL	France

Cynosure GmbH	Germany

Cynosure K.K.	Japan

Cynosure UK LTD	United Kingdom

Cynosure Spain S.L.	Spain

Cynosure Securities Corporation	United States

Suzhou Cynosure Medical Devices Company Ltd.	China

Cynosure Mexico, S de R.L. de C.V.	Mexico

Cynosure Korea Limited	Korea

Cynosure Pty Ltd.	Australia

Cynosure Portugal, Unipessoal, Limitada	Portugal

Palomar Medical Products, LLC	United States

Palomar Medical Technologies, LLC	United States

Cynosure B.V.	The Netherlands